Exhibit 10.5

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

AMENDED AND RESTATED
STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement (“Agreement”), effective as of the 23 day of January, 2020 (“Effective Date”), is entered into by and between The University of Texas M. D. Anderson Cancer Center, with a place of business located at 1515 Holcombe Blvd., Houston, TX 77030, USA (“MD Anderson”), a member institution of The University of Texas System (“System”) and Nanobiotix S.A., with a place of business located at 60 Rue de Wattignies, 75012 Paris, France Nanobiotix (“Nanobiotix”); MD Anderson and Nanobiotix each a “Party” and collectively the “Parties”).

WITNESSETH

Whereas, Nanobiotix is a nanomedicine company that is focused on the development of innovative nanotechnology treatments.

Whereas, MD Anderson is a comprehensive cancer research, treatment, and prevention center, with scientists and technicians in substantive fields relating to cancer research.

Whereas, the Parties entered into a Strategic Collaboration Agreement (“Original Strategic Collaboration Agreement”) effective December 20, 2018 (“Original Effective Date”) in order to set forth the terms and conditions regarding a strategic relationship between the Parties.

Whereas, the Parties are entering into this Agreement to amend and restate the terms and conditions in the Original Strategic Collaboration Agreement.

Whereas, the Parties hereby wish to establish a collaboration in the field of nanoparticles for enhancement of radiotherapy (“Field”) whereby Nanobiotix will provide funding and support for one or more research studies to be conducted by MD Anderson, as further described herein (“Collaboration”) pursuant to this Agreement and the relevant Study Schedule (as defined below).

Now therefore, in consideration of the premises and the mutual covenants and conditions hereinafter recited, the Parties do hereby agree as follows:

1.          Subject and Scope of Agreement

1.1          The Parties intend that within the scope of the Collaboration MD Anderson will conduct the clinical research studies in the Field (each such study a “Study” and all such Studies the “Studies”) pursuant to this Agreement and the relevant Study Schedule and in accordance with applicable laws and GCP.  The details, time schedule, responsibility (other than any responsibility required by applicable law) as “sponsor”, including IND filing and monitoring, of the Studies will be mutually agreed upon by the Parties through the JSC.  In close consultation with Nanobiotix, MD Anderson agrees to design the Studies and use reasonable efforts to conduct the work under each Study Schedule within the timelines, as set forth by the JSC.  Studies may be changed as agreed upon by the JSC in accordance with Section 2.

1.2          The Agreement is a Collaboration agreement which shall govern the performance of Studies by MD Anderson and one or more Principal Investigator(s) on basis of Study specific documents (“Study Schedule”) as agreed upon by the Parties.  This Agreement shall apply to all Studies performed by MD Anderson and the MD Anderson principal investigator(s) responsible for the performance of such Studies (“Principal Investigator(s)”) upon execution of Study Schedules during the term of this Agreement.  Each Study Schedule shall be substantially in the form attached as Exhibit I to this Agreement and shall detail the specifics of the Study to be performed under such Study Schedule including, without limitation, (i) the detailed Protocol, (ii) he Principal Investigator, (iii) responsibility as “sponsor”, including IND filing and monitoring, (iv) identify any project-specific resources or support provided by Nanobiotix.  In the event of any conflict of terms of this Agreement and the terms of a Study Schedule, the terms of this Agreement shall govern, unless the Study Schedule specifically and expressly supersedes this Agreement with respect to a specific term, and then only with respect to the particular Study Schedule and specific term.  If there is any discrepancy or conflict between the terms contained in a Protocol/workscope and this Agreement and/or the relevant Study Schedule, the terms of the Protocol/workscope shall govern and control with respect to clinical and/or scientific matters and the terms of the Agreement and/or the relevant Study Schedule shall govern and control with respect to all other matters, e.g., legal and financial matters.

1.3          Nanobiotix agrees to commit funding in an amount of Ten Million Six Hundred and Twenty-Five Thousand US dollars ($10,625,000) for the performance of the Studies during the term (collectively, “Collaboration Funding”).  If the Parties extend the term by mutual agreement as set forth herein, the Parties shall negotiate in good faith the amount of future Study funding commitments applicable to such extended term.

1.4          The Collaboration Funding shall be due and payable to MD Anderson within thirty (30) days upon receipt of an invoice according to the payment schedule:

Effective Date		$963,534.00
January 1, 2020		$963,534.00
[***] − End of enrollment*	$ Up to [***]
Completion of all Studies**	$	[***]

*MD Anderson will be paid [***] per patient enrolled for a total of up to [***] for 339 patients.  Payment for patient enrollment will occur on either [***] or [***] following enrollment, whichever comes first.  For the avoidance of doubt, if [***] patients are enrolled from the period of [***], [***] will be due and payable to MD Anderson on [***].

**Once MD Anderson completes all Studies (enrollment of final patient on all Studies), all remaining payment(s) (including previous milestones not paid) shall be due and payable.

1.5          In addition to the Collaboration Funding and as further consideration for the efforts expanded by MD Anderson and for the rights and licenses - granted hereunder, Nanobiotix shall make to MD Anderson a one-time milestone payment upon grant of the first regulatory approval regarding the Study Drug in the United States of America as follows:

First FDA approval is granted in	Payment of*
[***]	$2,222,120
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	$16,434,467

*Per the table, Nanobiotix will pay a one‑time, FDA milestone payment in full after the first FDA approval.  The terms of the payment are as follows:  Nanobiotix will issue payment sixty (60) days after first FDA approval and 150 patients enrolled in the Studies.  For the avoidance of doubt, if the first FDA approval occurs in [***] and the 150th patient in the Studies is enrolled in [***], Nanobiotix will issue a payment of [***] to MD Anderson within sixty (60) days of [***].

1.6          MD Anderson shall not, and shall ensure that no Study Team member (i) seeks reimbursement from Medicare, Medicaid, the Study subject, or any other third-party payor, whether public or private, for any costs covered by payments made or goods or services provided by Nanobiotix under this Agreement; or (ii) seeks or retains payment from Nanobiotix for any item, procedure or service that is reimbursed by any patient, third-party payor or any other person or entity.  MD Anderson hereby agrees that neither participants in the Study nor any third party, will be charged for the Study Drug or any comparator products provided for this Study.

1.7          MD Anderson acknowledges and agrees that the amounts payable by Nanobiotix under this Agreement are reasonable compensation for the work performed, and represent the fair market value in an arm’s length transaction of the services provided by MD Anderson, Principal Investigator and Study Team associated with the Study.  This Agreement has not been determined in a manner that takes into account the volume or value of any referrals or other business otherwise generated between Nanobiotix and its affiliates and MD Anderson, and/or any Study Team member.  This Agreement is not related to or made to influence MD Anderson, Principal Investigator or any Study Team member with respect to the purchase, sale, referral or recommendation of any product or service sold or marketed by Nanobiotix and no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

2.          Joint Steering Committee

2.1          Promptly after the Effective date, the Parties will establish and during the Collaboration the Parties shall operate a Joint Steering Committee (“JSC”) of equal representation, comprised of three (3) representatives (employees, directors or consultants who are subject to appropriate confidentiality obligations) from each Party, with each Party having one (1) vote on all matters to be decided upon by the JSC.  Each Party can appoint and replace its representatives in the JSC at its own discretion through timely written notice to the other Party.  Additional representatives can be invited by the JSC as guests on a case‑by-case basis should discussion of certain topics require so, provided that such representatives will be subject to an obligation of confidentiality and non-use at least as strict as that provided in Section 5 below.  No guest shall have the right to vote at such meeting.

2.2          The main task of the JSC will be to oversee the Collaboration.  The tasks of the JSC include:

(i)	review, determine and approve the priority of Studies, including review and approve change of priority for a certain Study;

(ii)	unless already determined by applicable law, review, determine and approve the responsibility as “sponsor”, including IND filing and monitoring, for each Study;

(iii)	review and approve the design, time schedule, protocol, including draft protocols, and scientific integrity of any Studies;

(iv)	discuss the strategy and implications with respect to Studies involving any of Nanobiotix’s products in combination with third party products (other than standard chemotherapy);

(v)	review the personnel, facilities, and resources envisaged by MD Anderson for a specific Study;

(vi)	oversee the conduct of each Study under the Collaboration;

(vii)	provide technical, scientific clinical, and regulatory guidance to the Studies;

(viii)	monitor the progress of the Studies;

(ix)	discuss whether to suspend any Studies;

(x)	review Data of the Studies and coordinate the sharing of Data between the Parties;

(xi)
review information discovered during site monitoring visit, or Study results that may adversely affect the safety, well-being, or medical care of the Study subjects, or that may affect the willingness of Study subjects to continue participation in a Study, influence the conduct of the Study, or that may alter the IRB’s approval to continue the Study, including discussion of notification of such events to the IRB and written communication about such results to Study subjects;

(xii)	discuss and approve a replacement of a terminated Study with a new study of similar scope that is of mutual scientific interest to the Parties;

(xiii)	review and coordinate any publication and communication of results of any Studies;

(xiv)	if required, review, approve and coordinate the patent strategy and the filing of patents; and

(xv)	coordinate the resolution of issues arising in the Studies or in the Collaboration as a whole.

2.3          The JSC shall have solely the powers expressly assigned to it in this Section 2 and elsewhere in this Agreement, and shall not have any power (i) to amend, modify, or waive compliance with this Agreement or to (ii) increase the obligations or decrease the rights of the other Party under this Agreement or to (iii) discuss or decide any aspects relating to manufacturing or CMC of any of Nanobiotix’s products.

2.4          The JSC shall meet at such time as the JSC shall agree from time to time, but at least quarterly.  JSC meetings may be conducted either in person, by videoconference or teleconference.  At least one (1) meeting per year will he conducted in person (including the kick-off meeting) at a mutually agreeable location.  In addition to regular scheduled meetings, either Party may convene a special meeting of the JSC with two (2) weeks’ written notice or such shorter period as the Parties may agree.  Prior to each meeting of the JSC the Parties will exchange an agenda.  The Parties shall agree before each meeting which Party will take minutes of the JSC meeting; such Party shall then circulate such minutes to the other Party within ten (10) business days after each meeting, and the Parties shall agree on the minutes after having given reasonable considerations to the other Party’s comments without undue delay by exchanging signed electronic copies.

2.5          The JSC will decide on matters by unanimous vote, provided, however, that no action may lawfully be taken at any meeting unless at least two (2) voting representatives of each Party (including for this purpose any proxy representative appointed as provided below) are present at the meeting.  If a member of the JSC is unable to attend a meeting, he or she may appoint, in writing, a proxy to participate in his or her stead.  The Parties agree that, in voting on matters as described in this Section 2, it shall be conclusively presumed that each voting member of the JSC has the authority and approval of such member’s respective senior management in casting his or her vote.

2.6          In the event a Study is terminated early, then in relation to any funds allocated to such Study, the Parties shall promptly discuss through the JSC upon a replacement of that Study with a new study of similar scope, provided that such new study is of mutual scientific interest to the Parties and is approved by the Parties via JSC approval, in which case such new study will be funded by the Collaboration Funding.  If there is any Collaboration Funding remaining at the expiration or termination of this Agreement, it will be allocated to studies, research or tests agreed by the JSC.
2.7          In the event of any matter to which the JSC, after a good faith effort, cannot reach consensus or in the event of any dispute arising as to any matter subject to JSC responsibility within sixty (60) days, such matter or dispute will be escalated to Senior Vice President at MD Anderson and to Nanobiotix’s CEO for good faith resolution.  The executives shall meet within fifteen (15) Business Days following the date of the relevant referral.

3.          Responsibilities and Compliance

3.1          Each clinical Study shall be subject to review and approval of the Study protocol (“Protocol”) as required by MD Anderson’s Institutional Review Board (“Institutional Review Board” or “IRB”) and/or any relevant authorities prior to commencement of the Study.

3.2          The scope of the Study to be performed and a clear allocation of the “sponsor” role shall be set forth in the Protocol(s) referenced in the Study Schedule, which shall be incorporated by reference into such Study Schedule.  These Protocol(s) shall be considered final after being agreed to by the JSC and, for clinical Studies, including approval by MD Anderson’s IRB.  The Principal Investigator for a clinical Study shall submit the Protocol and reports of the ongoing conduct of the clinical Study to the IRB as required by the IRB, obtain written approval from the IRB, and inform the IRB of Study closure or study suspension/stop.  With respect to MD Anderson’s obligation to make semi-annual, and annual reports safety reports to the FDA under MD Anderson’s sponsorship of Studies, unless MD Anderson is obligated to make such reports as the “sponsor”, each Study Schedule shall set forth whether MD Anderson is filing these reports or whether MD Anderson is delegating this activity to Nanobiotix.

3.3          While not anticipated as of the Effective Date, Nanobiotix may serve as “sponsor” within the meaning of such term under applicable laws and regulations.

3.4          MD Anderson represents that each Principal Investigator shall have the necessary experience and skills and shall use reasonable efforts to conduct a Study in accordance with (a) the terms and conditions of this Agreement and the relevant Study Schedule, (b) the provisions of the Protocol, (c) applicable Good Clinical Practice requirements as incorporated by FDA regulations (“GCP”), (d) the ethical principles of the Declaration of Helsinki, and (e) any and all applicable orders and mandates of relevant authorities and IRB and applicable MD Anderson policies

3.5          MD Anderson and Nanobiotix shall comply with all federal, state, and local laws and regulations as well as ethical codes applicable to the conduct of each such Study.

3.6          MD Anderson and/or Principal Investigator shall forward to Nanobiotix evidence of approval of each clinical Study by MD Anderson’s IRB, and with respect to Studies for which MD Anderson serves as “sponsor” within the meaning of such term under applicable laws and regulations, evidence of approval of the Study by relevant regulatory authorities (or exemption from such regulatory authority/ies review and approval).

3.7          If, in the course of a clinical Study at MD Anderson, a Study subject is injured by such Study subject’s participation in the Study or in case of serious and unexpected adverse reactions and/or serious and unexpected adverse events arising from the use of Study Drug, Principal Investigator shall inform Nanobiotix of any such event by fax or email promptly, and no later than within twenty-four (24) hours of awareness, as further described in the Protocol.  Furthermore, Principal Investigator will inform Nanobiotix about all other Study events which are not serious and unexpected adverse reactions and/or serious and unexpected adverse events within seventy-two (72) hours of awareness, as Further described in the Protocol.

3.8          MD Anderson represents that:  (a) it has not been debarred by the FDA pursuant to its authority under Sections 306(a) and (b) of the U.S. Food, Drug, and Cosmetic Act (21 U.S.C. § 335(a) and (b)) and is not the subject of any investigation or proceeding which may result in debarment by the FDA, and to the extent applicable, it shall not use any Principal Investigator or Study Team member in the performance of a Study that has been so debarred or subject to any such investigation or proceeding, and; (b) it is not included in the List of Excluded Individuals/Entities (maintained by the U.S. Department of Health and Human Services Office of Inspector General) or the List of Parties Excluded from Federal Procurement and Non-procurement maintained by the U.S. General Services Administration, and is not the subject of any investigation or proceeding which may result in inclusion in any such list, and to the extent applicable, it shall not use any Principal Investigator or Study Team member in the performance of a Study that is so included or the subject of any such investigation or proceeding.  MD Anderson agrees to promptly notify Nanobiotix in writing if it becomes aware of any such debarment, exclusion, investigation or proceeding of MD Anderson or, to the extent applicable, any Principal Investigator or Study Team member.

3.9          MD Anderson and Nanobiotix shall comply with all applicable federal, state and local laws pertaining to confidentiality and disclosure of all information or records obtained and reviewed in the course of the Study, and shall permit access to such information or records only as authorized by a relevant Study subject, the IRB, and as authorized by law.  Each Party agrees to comply with all provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) regulations (45 C.F.R. Parts 160 and 164) as to the protection and security of Protected Health Information (“PHI”).  Prior to participation of each subject in a Study, MD Anderson will ensure that (a) it has obtained a signed written informed consent document from the subject (“Consent”) and (b) it has obtained a signed, written, HIPAA authorization that adequately discloses the circumstances under which the subject’s personal data might be disclosed, as applicable, and documents the subject’s express written authorization for use and disclosure of the subject’s PHI for Study purposes, as applicable, pursuant to the HIPAA regulations (“Authorization”).  Nanobiotix will only obtain, access, use and disclose the individually identifiable health information of each Study Subject in accordance with and to the extent permitted by the IRB, Consent and the Authorization document and in accordance with this Agreement and as permitted under applicable laws.

3.10          For the term of this Agreement and for two (2) years thereafter, MD Anderson and Nanobiotix will promptly notify each other upon identifying any aspect of a Study, including information discovered during site monitoring visits or Study results that may adversely affect the safety, well-being, or medical care of the Study subjects, or that may affect the willingness of Study subjects to continue participation in a Study, influence the  conduct of  the  Study, or that may alter the IRB’s approval to continue the Study.  MD Anderson will promptly notify the IRB of any such events.  When Study subject safety or medical care could be directly affected by such Study results, then notwithstanding any other provision of this Agreement, MD Anderson will send, Study subjects a written communication about such results.  In MD Anderson’s sole discretion and sole opinion, to the extent not restricted by requirements of the Association for the Accreditation of Human Research Protection (AAHRPP), MD Anderson will use reasonable efforts to consult with Nanobiotix in good faith before any such communication are made to Study subjects.

3.11        For the term of this Agreement and for [***] years thereafter, MD Anderson agrees to negotiate in good faith, upon Nanobiotix reasonable request, the terms and conditions under which Nanobiotix may cross-reference an applicable Study IND owned by MD Anderson in case Nanobiotix decides to continue the development of the Study Drug in an indication in which MD Anderson has conducted a Study agreed upon in the JSC.  Nanobiotix agrees to cover all reasonable expenses associated with such cross-referencing.

4.          Personnel, Materials and Equipment

4.1          Except as expressly set forth otherwise in this Agreement, MD Anderson shall (provide all reasonable necessary personnel, equipment, supplies, facilities, and resources to accomplish their responsibilities under this Agreement and the relevant Study Schedule and shall be fully responsible for the activities of any MD Anderson personnel to whom Study activities are delegated.

4.2          The “Study Team(s)” at MD Anderson performing one or more Study(ies) shall be comprised of the Principal Investigator and other such persons as designated by Principal Investigator and/or MD Anderson to conduct the Study that (i) are subject to assigning any Inventions generated from the performance of a given Study to MD Anderson and (ii) are subject to comply with the confidentiality obligations under this Agreement.

4.3          Nanobiotix agrees to promptly provide, or arrange to provide, MD Anderson with the required quantities of the drug and/or material under a Study Schedule that will be utilized and/or required in accordance with the provisions of the Protocol applicable to the Study (“Study Drug”), Collaboration Funding applicable to the Study, and/or support services to the extent required for the conduct of a Study as specified in the Protocol.  Any Study Drug provided by Nanobiotix will be used solely in accordance with the applicable Study and the relevant Protocol.  MD Anderson will not use such Study Drug outside of the scope of the Study or for any other purpose than for a Study, including without limitation, for any commercial product or process or commercial product development effort.  MD Anderson will not transfer the Study Drug to any third party for any purpose.  MD Anderson undertakes to use the Study Drug in accordance with all applicable laws, regulations and guidelines, and the applicable standards of skill and care.  MD Anderson shall keep the Study Drug secure and safe from loss, damage, theft, misuse and unauthorized access.  Except as expressly stated herein, any Study Drug provided by Nanobiotix hereunder to MD Anderson is experimental in nature, and is provided without any warranties and liabilities, express or implied, including - without limitation - warranties of merchantability or fitness for a particular purpose or non-infringement of any third party intellectual property.

4.4          Use of Proprietary Materials.  From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Receiving Party”) with proprietary materials of the Transferring Party (other than Study Drug) (“Proprietary Materials”) for use in the Study as further listed in the Study Schedule.  In connection therewith, each Receiving Party hereby agrees that:  (a) the Receiving Party will not use the Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it will use such Proprietary Materials only in compliance with all applicable laws; (c) it will not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party; (d) it will not acquire any rights of ownership, or title in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement or a Study Schedule, if requested by the Transferring Party, it will destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

4.5          Nothing in this Agreement shall be construed to limit the freedom of MD Anderson or of any Principal Investigator or Study Team member to engage in similar clinical trials or research performed independently under other grants, contracts, or agreements with parties other than Nanobiotix, always provided that MD Anderson will not use any Study Drug in any research other than a Study without Nanobiotix’ prior written approval.

5.          Confidential Information

5.1          In conjunction with each Study, the Parties may wish to disclose confidential information to each other.  For purposes of this Agreement, “Confidential Information” means confidential, non-public information, know-how and data (technical or non-technical) that is disclosed in writing, orally, graphically, in machine readable form, or in any other manner by or on behalf of a disclosing Party to a receiving Party or its Affiliates for purposes of this Agreement or any Study Schedule (“Purpose”).  The Parties agree that subject to MD Anderson’s right to publish Data in accordance with Section 12 below, and subject to MD Anderson right to use such Data for non-commercial internal research, academic and patient care purposes only, unpublished Data shall constitute Confidential Information of the Parties which shall not be disclosed to Third Parties without the other Party’s prior written consent.  Confidential Information may be disclosed in any form (e.g. oral, written, graphic, electronic or sample) by or on behalf of disclosing Party or its Affiliates, or may be otherwise accessible to receiving Party or its Affiliates.  Exchanges of Confidential Information directly between the Affiliates are also covered by this Agreement.  “Affiliates” means any individual, company, partnership or other entity which directly or indirectly, at present or in the future, controls, is controlled by or is under common control of a Party, and “control” will mean direct or indirect beneficial ownership of at least fifty per cent (50%) of the voting share capital in such company or other business entity, or to hold the effective power to appoint or dismiss members of the management.

5.2          Without disclosing Party’s prior written consent, receiving Party will:  (a) not use any part of or the whole of the Confidential Information for any purpose other than the Purpose; (b) restrict the dissemination of Confidential Information to individuals within its own organization and disclose the Confidential Information only to those of its officers, employees and Affiliates who have a legitimate need to have access to the Confidential Information, who will be bound by confidentiality and non-use commitments no less restrictive than those of this Agreement, and who will have been made aware of the confidential nature of the Confidential Information; (c) protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as receiving Party uses to protect its own confidential information of a like nature; (d) preserve the confidentiality of the Confidential Information, not disclose it to any third party, and take all necessary and reasonable precautions to prevent such information from being accessible to any third party; (e) not combine any part of or the whole of the Confidential Information with any other information; and (f) promptly notify the disclosing Party upon becoming aware of evidence or suspicion of any unauthorized use or disclosure of the Confidential Information.  The foregoing obligations will exist for a period of [***] years from the date of completion of the last Study in relation to which the Confidential Information is disclosed or used.

5.3          The obligations of confidentiality and non-use listed in this Section 5 will not apply to information:  (a) which is in the public domain or public knowledge at the time of disclosure, or which subsequently enters the public domain through no fault of receiving Party; (b) which was rightfully in the possession of receiving Party at the time of disclosure by disclosing Party; (c) which is independently developed by receiving Party without use of disclosing Party’s Confidential Information; (d) which the receiving Party receives legally from any third party and which is not subject to an obligation of confidentiality; (e) which receiving Party is required to disclose pursuant to applicable law; provided, however, that receiving Party will make reasonable efforts, if legally permissible, to notify disclosing Party prior to the disclosure of any part of or the whole of the Confidential Information and allow disclosing Party the opportunity to contest and avoid such disclosure, and provided, further, that receiving Party will disclose only that portion of such Confidential Information that it is legally required to disclose; (f) which is communicated to the receiving Party’s IRB or other scientific committee; (g) which is required to be disclosed in order to obtain informed consent from patients or Study subjects who may wish to enroll in the Study, provided, however, that the information will be disclosed only to the extent necessary and will not be provided in answer to unsolicited inquiries by telephone or to individuals who are not eligible to be Study subjects; or (h) which is disclosed to a Study subject for the safety or well-being of the Study subject.

5.4          For the purposes of this Section 5, any combination of features disclosed to the receiving Party will not be deemed to be within the foregoing exceptions merely because individual features are.  Moreover, specific disclosures made to the receiving Party will not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures.

5.5          Subject to Section 7, all Confidential Information disclosed to receiving Party pursuant to this Agreement will be and remain the disclosing Party’s property.  Nothing contained herein will be construed as granting to receiving Party any proprietary right on or in relation to any part of or the whole of the Confidential Information, or any right to use any of the Confidential Information except for purposes of this Agreement and the Collaboration and except as set forth under Section 7.  Receiving Party will return to disclosing Party all documents and other materials which constitute Confidential Information, as well as all copies thereof, promptly upon request or upon termination of this Agreement (whichever is earlier); provided, however, that receiving Party may keep one copy of the Confidential Information received under this Agreement in its secure files in accordance with the terms of this Agreement for the sole purpose of maintaining a record of the Confidential Information received hereunder and for compliance with this Agreement and/or applicable laws.

5.6          MD Anderson will not disclose any Protected Health Information (as such term is defined under HIPAA) to Nanobiotix under this Agreement and Nanobiotix will not require MD Anderson to disclose any Protected Health Information.  Notwithstanding the foregoing, if Nanobiotix comes into knowledge or possession of any “Protected Health Information” (as such term is defined under HIPAA) by or through MD Anderson or any information that could be used to identify any Study subject or other MD Anderson patients or Study subjects, Nanobiotix will maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, and will use any such Protected Health Information solely to the extent permitted by applicable laws, the IRB and the Consent/Authorization of the patient/Study subject, and will not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable laws or regulation if such use or disclosure was made by MD Anderson.

5.7          Improper use or disclosure of the Confidential Information by receiving Party is likely to cause substantial harm to disclosing Party.  Therefore, in the event of a breach, threatened breach, or intended breach of this Agreement by receiving Party, in addition to any other rights and remedies available to it at law or in equity, disclosing Party will be entitled to seek preliminary and final injunctions enjoining and restraining such breach, threatened breach, or intended breach.

6.          Clinical Data / Monitoring

6.1          Oral reports and/or interim written reports summarizing the status and the results of the progress of the Studies will be provided by the Principal Investigator to Nanobiotix upon reasonable request at any time (but no more frequently than four (4) times per year) during the Collaboration and prior to any regular JSC meeting.  Significant developments arising out of Studies will be communicated promptly to Nanobiotix.

6.2          With respect to Studies for which Nanobiotix serves as “sponsor” within the meaning of such term under applicable laws and regulations, Nanobiotix shall have the right to monitor the conduct of a Study in accordance with Good  Clinical Practice requirements of FDA Regulations, and may visit MD Anderson for the purpose of such monitoring.  Any such monitoring visits shall be scheduled in coordination with MD Anderson and/or Principal Investigator during normal administrative business hours, and shall be subject to compliance with MD Anderson’s reasonable measures for confidentiality, safety and security, and shall also be subject to compliance with generally applicable premises rules at MD Anderson.  MD Anderson and Principal Investigator shall, during a Study, permit inspections by responsible legal and regulatory authorities with respect to such Study and to the extent permitted by law, MD Anderson shall promptly notify Nanobiotix of such inspection.

6.3          With respect to Studies for which MD Anderson serves as “sponsor” within the meaning of such term under applicable laws and regulations, MD Anderson shall have the sole responsibility for monitoring, auditing, and reporting for such Study, provided that MD Anderson agrees to reasonably negotiate access to Study documentation and records relevant to the applicable Study Drug and documentation and facilities applicable to the Study upon the request of Nanobiotix and provided that Nanobiotix shall be subject to compliance with MD Anderson’s reasonable measures for confidentiality, safety and security, and shall also be subject to compliance with generally applicable premises rules at MD Anderson.

7.          Data & Inventions.

7.1          “Invention” means any invention or discovery, whether patentable or not, that is conceived, developed, or first reduced to practice during performance of a Study and which arises from the conduct of the Study.

7.2          “Study Drug Invention” means any Inventions that incorporate the Study Drug or any formulation of the Study Drug, including, but not limited to, any Invention which includes (1) any modification to or derivative of the Study Drug, or (2) any new use or improvement of, any method of manufacturing, administration or dosing of, or method of predicting responsiveness to the Study Drug.

7.3          “Other Invention” means any Inventions other than Study Drug Inventions.

7.4          Each Party will retain all right, title and interest in and to its own Background IP and no license to use such Background IP is granted to the other Party except for MD Anderson’s use of Study Drug in a Study as set forth in Section 4.3 above and in the Protocol and each Party’s use of the other Party’s Proprietary Material as set forth in Section 4.4 above.  “Background IP” means all intellectual property of a Party that:  (a) was generated by such Party before the Effective Date; (b) is generated by such Party outside the scope or after expiration of this Agreement or any Study under this Agreement; and in each such case; (c) is owned by such Party, either partially or wholly, or is licensed to, or otherwise controlled by such Party, and which is not an Invention under this Agreement.

7.5          MD Anderson will provide to Nanobiotix a reasonably detailed written disclosure of each Invention promptly after a written invention disclosure report for such Invention is received by MD Anderson’s Office of Technology Commercialization.

7.6          Ownership of Inventions arising under a Study will follow inventorship thereof, which will be determined in accordance with United States patent law, subject to the assignment provisions set forth below:

a.          All rights, title and interests in and to any and all Study Drug Inventions shall exclusively belong to Nanobiotix.  To the extent MD Anderson is a sole or joint inventor of any Study Drug Invention, MD Anderson will promptly assign and hereby assigns to Nanobiotix the sole and exclusive ownership or interest thereto.  MD Anderson, to the best of its knowledge as of the Effective Date, represents on behalf of itself and on behalf of the Study Team that they have no present obligations to assign or license to any person or entity other than Nanobiotix, any Study Drug Inventions.

b.          Each of the Parties shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the assignments contemplated hereby, including execution and delivery of all materials and documents and instruments of conveyance, transfer or assignment as may be reasonably requested by Nanobiotix to effect, record or verify the transfer to, and vesting in Nanobiotix of, all of Nanobiotix’s right, title and interest in and to the Study Drug Inventions assigned to Nanobiotix in accordance with this Section 7.6(a) All reasonable and documented expenses incurred by MD Anderson with respect to the foregoing shall be borne by Nanobiotix.

7.7          All de-identified data, including de-identified raw data, and results generated in the conduct of the Studies (“Data”) shall be disclosed promptly once available by MD Anderson to Nanobiotix and will be jointly owned by Nanobiotix and MD Anderson; provided, however, that the Data shall be deemed Confidential Information of the Parties and be subject to the provisions of Section 5 and further provided that any Study Drug Inventions shall exclusively belong to Nanobiotix.  Subject to the procedure set forth in Section 12, the Parties will keep the Data confidential until the earlier of (a) publication of the Data by MD Anderson, as provided in Section 12, or (b) one (1) year after completion of the Study giving rise to such Data.  Nanobiotix shall promptly provide MD Anderson with a copy of any Data generated by, or on behalf of Nanobiotix in connection with a Study.  MD Anderson shall have the right to use Data for non-commercial internal research, academic and patient care purposes only, as well as for publication purposes in accordance with Section 12 below.

7.8          Licenses; Exclusivity Conversion.

a.          Nanobiotix shall grant and hereby grants to MD Anderson a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license for internal non-commercial research, academic patient care purposes to Study Drug inventions assigned to Nanobiotix in accordance with Sections 7.6 (a).

7.9          MD Anderson hereby grants Nanobiotix a non-exclusive, royalty-free license to any Other Inventions in which MD Anderson has an ownership interest.  MD Anderson also hereby grants to Nanobiotix an exclusive option to negotiate an exclusive (subject to MD Anderson’s internal right to use such Other Invention for non-commercial, internal research, academic and patient care purposes), royalty-bearing license to any Other Invention in which MD Anderson has an ownership interest, provided that Nanobiotix pays all patent expenses for such Other Invention in the event Nanobiotix exercises its option.  Nanobiotix must exercise its option to negotiate a license to any Other Invention by notifying MD Anderson in writing within sixty (60) days of Nanobiotix’ receipt of MD Anderson’s written disclosure of such Invention to Nanobiotix (the “Option Period”).  If Nanobiotix fails to timely exercise its option within the Option Period with respect to any Other Invention, Nanobiotix’s right to negotiate a license Agreement with respect to such Other Invention will automatically terminate, and MD Anderson will be free to negotiate and enter into a license with any other party.  If Nanobiotix timely exercises its option, the terms of the license shall be negotiated in good faith within one hundred twenty (120) days of the date such option is exercised, or within such time the parties may mutually agree in writing (the “Negotiation Period”).  If, however, Nanobiotix timely exercises its option, but MD Anderson and Nanobiotix are unable to agree upon the terms of the license during the Negotiation Period, Nanobiotix’s right to license such Other Invention will terminate, and MD Anderson will be free to enter into a license with any other party.  If Nanobiotix does not obtain an exclusive, royalty-bearing license to any Other Invention, then, in accordance with applicable law, MD Anderson shall be free to grant an equivalent non-exclusive, royalty-free license to such Other Invention to any person requesting a license to such Other Invention.  MD Anderson agrees that it will not, during the relevant Option Period(s) and Negotiation Period(s), disclose such Other Inventions to any Third Party or enter into or negotiate with any Third Party any agreement or contract for rights to such Other Inventions.
7.10          Patent Rights.
The sole owner (whether determined by patent law or assignment under this Agreement) of any Invention shall have the sole right to prepare, file, prosecute, maintain, enforce and defend all U.S. and foreign patents, registrations and other forms of intellectual property in such Invention but nothing herein will obligate the owner to take any such actions.  For clarity, Nanobiotix shall have the first right to prepare, file, prosecute, maintain, enforce and defend all U.S. and foreign Patents, registrations and other forms of intellectual property in Study Drug Invention at the sole cost and expense of Nanobiotix without accounting to MD Anderson.

8.          Term and Termination

8.1          The term of this Agreement shall be five (5) years following the Effective Date or until the Studies are completed, whichever is later, unless terminated earlier in accordance with the provisions hereof.

8.2          A Party will have the right to terminate this Agreement if the other Party commits a material breach of the Agreement and fails to cure such breach within thirty (30) days of receiving notice from the non-breaching Party of such breach.  Any expiration or termination of this Agreement will not affect any then existing Study Schedules, and any then outstanding Study Schedules will continue after the expiration or earlier termination of this Agreement in accordance with their respective provisions.  Upon any expiration or termination of this Agreement, provisions of this Agreement that are incorporated by reference into any then outstanding Study Schedules will survive termination of this Agreement and will continue to apply to such Study Schedules until termination or expiration of each such Study Schedules in effect at the time this Agreement expires or is terminated.

8.3          A Party may terminate a Study Schedule:  (a) if the other Party commits a material breach of this Agreement or the Study Schedule and fails to cure such breach within thirty (30) days of receiving notice from the non-breaching Party of such breach; or (b) due to health and safety concerns related to the Study Drug or procedures in the Study (including regulatory holds due to the health and safety of the Study subjects).  The Parties agree that any termination of a Study Schedule shall allow for:  (i) the wind down of the Study to ensure the safety of Study subjects; and (ii) Nanobiotix’s final reconciliation of Data related to the Study in addition to Nanobiotix’s final monitoring visit.  All reasonable and documented fees associated with the wind-down activities and final monitoring visit shall be paid by Nanobiotix.  Termination of one or more Study Schedules will not automatically result in the termination of this Agreement or termination of any other Study Schedules.  Upon termination of a Study Schedule, MD Anderson will immediately return (at Nanobiotix’s cost) or destroy, at Nanobiotix’s choice, any Study Drugs provided by Nanobiotix for such Study as directed by Nanobiotix, provided that if within thirty (30) days after completion of a Study Nanobiotix does not provide its decision to MD Anderson regarding whether to destroy or return Study Drug, MD Anderson shall be permitted to destroy Study Drug after such time period.

8.4          In case any regulatory or legal authorization necessary for the conduct of the Study is (i) finally rejected or (ii) withdrawn, the relevant Study Schedule shall terminate automatically at the date of receipt of such final rejection.  Termination or cancellation of this Agreement or a Study Schedule will not affect the rights and obligations of the Parties that have accrued prior to termination, and any provisions of this Agreement or a particular Study Schedule that by their nature extend beyond expiration or termination will survive the expiration or termination of this Agreement and/or that particular Study Schedule.  In particular, the provisions of Sections 3-14 as applicable will survive any expiration or termination of this Agreement.

8.5          In the event the Parties cannot reach agreement on a new Principal Investigator pursuant to Section 14.1 or such new Principal Investigator does not agree to the terms of this Agreement and the relevant Study Schedule, either Party may terminate such Study Schedule upon notice to the other Party.

8.6          In addition, in order to accommodate the review and approval of this Agreement by the Office of General Counsel of UT System (the “OGC”), for a period of [***] days following the Effective Date (the “Limited Unilateral Termination Period”), MD Anderson will have the right to terminate this Agreement without cause upon ten (10) days notice to Nanobiotix; provided, however, that (i) a termination by MD Anderson will be effective if notice of termination is sent by MD Anderson any time within the Limited Unilateral Termination Period even if the ten day notice period extends beyond the Limited Unilateral Termination Period and (ii) the Limited Unilateral Termination Period will expire on the earlier to occur of (x) the end of the [***] days, or (y) written notice to Nanobiotix from MD Anderson that the Agreement has been approved by the OGC.

8.7          For each Study, Nanobiotix shall make all payments due for Study performance reasonably incurred or obligated in good faith hereunder which have accrued up to the date of termination of a Study Schedule or this Agreement, or, in case of a termination of this Agreement or the relevant Study Schedule pursuant to Section 8.4, up to the date of receipt of such final rejection.

9.          Indemnification

9.1          Nanobiotix agrees to defend, indemnify, and hold harmless MD Anderson, System, each Principal Investigator and its/their Regents, trustees, officers, directors, staff, employees, students, faculty members, and its/their affiliates and contracted clients (“MD Anderson Indemnified Party/ies”):  (a) from and against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses (“Indemnified Losses”) resulting from (i) the design or manufacture of the Study Drug, and (ii) the use of the Data or results of the Study and (iii) Nanobiotix’s negligence in connection with a Study or this Agreement; (b) from and against any Indemnified Losses arising from an injury to a Study subject caused by the Study Drug or any procedure required and performed by the Protocol.  The completion or termination of a Study shall not affect Nanobiotix’s obligation to indemnify with respect to any claim or suit based upon the aforementioned Indemnified Losses.  Notwithstanding the foregoing, Nanobiotix will not be responsible for any Indemnified Losses to the extent that they arise from the negligence, intentional misconduct, or malpractice of the MD Anderson Indemnified Parties, it being understood that the proper administration of the Study Drug in accordance with the Protocol (including permitted deviations for health and safety reasons) shall not constitute negligence, intentional misconduct, or malpractice for the purposes of this Agreement.

9.2          To the extent authorized by the constitution and laws of the State of Texas, MD Anderson, agrees to indemnify, and hold harmless Nanobiotix, its officers, directors, staff, employees, and its/their affiliates and contracted clients (“Nanobiotix Indemnified Party”):  (a) from and against any and all Indemnified Losses arising from an injury to a Study subject directly caused by MD Anderson’s or its personnel’s non-compliance with the Protocol (other than permitted deviations for health and safety reasons) and (b) directly resulting  from any negligent or intentional act or omission of MD Anderson in conducting a Study hereunder.  The completion or termination of a Study shall not affect MD Anderson’s obligation to indemnify with respect to any claim or suit based upon the aforementioned Indemnified Losses.  Notwithstanding the foregoing, MD Anderson will not be responsible for any Indemnified Losses to the extent that they arise from the negligence, intentional misconduct, or malpractice of the Nanobiotix Indemnified Parties.

9.3          Subject to the statutory duties of the Texas State Attorney General, any Indemnified Party shall:  (a) notify the indemnifying Party in writing as soon as is reasonably possible after receipt of notice of any and all claims, lawsuits, and demands, or any action, suit, or proceeding giving rise to the right of indemnification; (b) permit the indemnifying Party to retain counsel to represent the named Indemnified Party; and (c) permit the indemnifying Party to retain control of any such claims, lawsuits, and demands, including the right to make any settlement, except that the indemnifying Party shall not make any settlement or take any other action which would be deemed to confess wrongdoing by any of the Indemnified Parties without the prior written consent of the applicable Indemnified Party.

10.          Subject Injury Medical Costs

Nanobiotix shall assume responsibility for reasonable medical expenses incurred by a Study subject for reasonable and necessary treatment if the Study subject experiences an illness or injury that is a direct result of the administration of the Study Drug or any procedure required by the Protocol that the Study subject would not have undergone were it not for such Study subject’s participation in the Study, provided that, the administration of the Study Drug and the performance of the procedure were in accordance with the Protocol (including deviations from the Protocol for health and safety purposes).  Nanobiotix shall not be responsible for expenses to the extent that they are due to (a) a Study subject’s pre-existing medical conditions or underlying disease, (b) the negligent acts or omissions or intentional misconduct of MD Anderson or Principal Investigator or any misuse of the Study Drug by MD Anderson, or (c) any non-conformance with the Protocol (other than deviations from the Protocol for health and safety purposes) or failure to comply with good clinical practices.  All costs for the items or services provided under this Section 10.1 shall be reimbursed at a reasonable rate.  MD Anderson will coordinate and manage any request for payment or reimbursement from a Study subject for any alleged illness or injury, and shall reasonably provide to Nanobiotix or its designee in a timely, accurate, and complete manner, such reasonable supporting documentation and reports, including information relating to the treatment of the Study subject as may be reasonably requested by Nanobiotix and/or as appropriate to the extent required to comply with applicable laws, rules, and regulations, including the Medicare Mandatory Reporting Provisions of the Medicare, Medicaid and SCHIP Extension Act of 2007 (42 U.S.C. 1395y(b)(7) and (b)(8)), as amended or supplemented from time to time.

11.          Insurance

11.1          During the term of any Study Schedule under this Agreement Nanobiotix shall maintain in full force and effect insurance for its liabilities arising from the Study with limits of not less than [***] annual aggregate1.  Nanobiotix shall provide MD Anderson with evidence of such insurance upon request.

11.2          MD Anderson is self-insured pursuant to The University of Texas Professional Medical Liability Benefit Plan under the authority of Chapter 59, Texas Education Code.  MD Anderson has and will maintain in force during the term of this Agreement adequate insurance or financial resources to cover its obligations pursuant to this Agreement.

12.          Publications
12.1          MD Anderson and/or Principal Investigator shall have the [***] right to publish or publicly disclose, either in writing or orally, the Data and results of the Study/ies and shall have the sole determination of the authorship and contents, provided that MD Anderson or Principal investigator, as applicable, shall provide Nanobiotix with a copy of any such proposed publication, including articles, abstracts, posters, presentations, etc., for review and comments at least forty-five (45) days prior to submission for publication or at least ten (10) days prior to presentation at a scientific meeting or conference to review each publication to identify patentable subject matter and to identify any inadvertent disclosure of Nanobiotix’s Confidential Information provided hereunder that is contained in the Data and results.  During the foregoing review period, Nanobiotix may identify and object to the publication of certain Nanobiotix Confidential Information on the grounds that it constitutes patentable subject matter and/or Nanobiotix’s Confidential Information provided hereunder that is contained in the Data and results.  MD Anderson shall either remove said Confidential Information or delay publication up to a maximum of [***] additional days to allow patent applications to be filed to protect such patentable subject matter.

12.2          MD Anderson and/or Principal Investigator shall give Nanobiotix acknowledgment for its sponsorship of a Study in all applicable Study publications.  Authorship and acknowledgements for scientific publications shall be consistent with the principles embodied in the International Committee of Medical Journal Editors (“ICMJE”) Uniform Requirements for Manuscripts.

12.3          The “sponsor” of a Study, within the regulatory meaning of such term, shall register the Study if required by, and in accordance with, Section 801 of the Food and Drug Administration Amendments Act of 2007 on www.clinicaltrials.gov and on any other database required by laws or regulations in accordance with applicable standards regarding scope, form and content and in accordance with ICMJE guidelines such that the Study will be eligible for publication in those publications.

13.          Use of Name/Public Statements/Disclosure
13.1          Except with the other Party’s prior written consent, neither Party will reference the other (in particular use the name of “Nanobiotix”/”M.D. Anderson Cancer Center”, or any variation, adaptation, or abbreviation thereof, or the name of any Nanobiotix’s or MD Anderson director, officer, employees, or agents, or any trademark owned by Nanobiotix or MD Anderson) in a press release or any other public oral or written statement in connection with the Collaboration, except as required by applicable law or regulation, or in conjunction with a publication or presentation of Data by MD Anderson and/or Principal Investigator pursuant to Section 12 of this Agreement.

1Nanobiotix insurance is based on Euro.  Based on an exchange rate of 1 Euro equals 1.15 USD (as of December 20, 2018), this corresponds to a coverage of [***] USD.  This amount will vary dependent on the exchange rate.

13.2          Except as expressly set forth in this Agreement, to the extent required by law or regulation, or to the extent necessary for MD Anderson for the recruitment of subjects to any Study hereunder, the Parties agree to make no public presentations about any Study Drug or any Study conducted under this Agreement, and to issue no news releases about any Study Drug or any Study.  Any advertisements directed at recruitment of Study subjects for a Study must comply with all applicable laws, rules and regulations (including the need for IRB review), the confidentiality obligations herein, and shall not include the trademarked insignia, symbol(s), or logotypes, or any variant or variants thereof, of the other Party.  Except as required by law or for regulatory purposes, neither Party will use the name (including trademark or other identifier) of the other Party or such other Party’s employee or staff member (except in an acknowledgment of sponsorship) in publications, advertising, press releases or for any other commercial purpose without the written approval of the other Party.  Nanobiotix will not state or imply in any publication, advertisement, or other medium that any product or service bearing any of Nanobiotix’s names or trademarks and/or manufactured, sold or distributed by Nanobiotix has been tested, approved, or endorsed by MD Anderson.  Notwithstanding any other provision of this Agreement, MD Anderson and its researchers and employees will have the right, without Nanobiotix’s approval, to acknowledge Nanobiotix and Nanobiotix’s involvement with a Study in scientific or academic publications and communications describing the Study or reporting the Data.

13.3          Either Party may use the name of the other Party in any document filed with any governmental authority or regulatory agency applicable to a Study, and to comply with any applicable legal or regulatory requirements.  Further, each Party is permitted to disclose the other Party’s name, the title of the Study, the name of the Principal Investigator, and an overall Study budget amount projected to be paid/actual total amount paid for conducting the Study, provided that this information is presented together as part of mandatory disclosure in accordance with and to the extent required under applicable law.

13.4          Notwithstanding anything to the contrary, the Parties agree to issue a joint press release regarding the execution of this Agreement and the Collaboration, subject to review and approval of MD Anderson’s Office of External Communications.  Nanobiotix shall prepare the first draft of such press release which will then jointly be edited by MD Anderson’s Office of External Communications and Nanobiotix to prepare a mutually acceptable version.  Such version shall then be published jointly at a time point jointly determined by Nanobiotix and MD Anderson.  In case the Parties cannot agree on a mutually acceptable version and/or a mutually agreeable time point for the issuance of the press release, then no joint press release shall be made.

13.5          MD Anderson understands and agrees that, since Nanobiotix’s stocks are listed on the Euronext Paris market of NYSE Euronext and MD Anderson may have access to inside information (i.e. information on Nanobiotix that is (i) specific, (ii) non-public and (iii) likely to have a material effect on the market price of Nanobiotix’s securities if and when made public, i.e. that a reasonable investor would consider material in deciding whether to buy, hold or sell Nanobiotix’s securities), MD Anderson must comply (and will instruct its Study Team to comply) with applicable securities laws and regulations.

14.          Principal Investigator
If a designated Principal Investigator is terminated from a Study, or in the event of the death or other non-availability of the Principal Investigator, MD Anderson shall use reasonable efforts to designate a duly qualified person to act as new Principal Investigator, subject to the prior agreement of Nanobiotix, which shall not be unreasonably withheld.  If the Parties are unable to agree on a new Principal Investigator or if the new Principle Investigator is unwilling to agree to the terms and conditions of this Agreement and the relevant Study Schedule, either Party shall be entitled to terminate the respective Study Schedule in accordance with Section 8.5.

15.          General Provisions

15.1          Warranties.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE DATA OR RESULTS OF ANY STUDY OR THE STUDY DRUG, OR OF THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH DATA, RESULTS OR STUDY DRUG.  NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES SUFFERED BY THE OTHER PARTY AS A RESULT OF PERFORMANCE OF ANY STUDY UNDER THIS AGREEMENT.  Notwithstanding the foregoing, Nanobiotix represents and warrants that each Study Drug hereunder shall have been manufactured in accordance with current Good Manufacturing Practices applicable in the United States and that, to its knowledge at the start date of the relevant Study, it has not received and shall not have received any claim that use of any Study Drug in the performance of a Study would infringe the rights of any third party.  NANOBIOTIX REPRESENTS THAT, TO ITS KNOWLEDGE AT THE START DATE OF THE RELEVANT STUDY, THERE ARE NO KNOWN DEFECTS IN ANY STUDY DRUG; Nanobiotix understands and acknowledges that the development and dissemination of scientific knowledge is a fundamental component of MD Anderson’s mission, and that MD Anderson makes no representations, warranties, or guarantees with respect to any specific results of the Studies.

15.2          Assignment.  This Agreement and/or any Study Schedule may not be assigned by either Party except as agreed upon in writing by the other Party, except to a successor to all or substantially all of its business and assets.  Any assignment or attempt to assign, or any delegation or attempt to delegate, not in accordance with this Section shall be void and without effect.

15.3          Independent Contractors.  MD Anderson and Nanobiotix shall be independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership.  No Party shall have the authority to agree to or incur expenses on behalf of the other Party except as may be expressly authorized by this Agreement or a Study Schedule.
15.4          Notices.  Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes on the date of mailing by certified mail, postage prepaid, overnight courier service, and/or fax to be followed by mailed original addressed to such other Party at its respective address as referenced in the Study Schedule.

15.5          Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.6          Entirety.  This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and it expressly supersedes all previous written and oral communications between the Parties.  No amendment, alteration, or modification of this Agreement or any Study Schedules attached hereto shall be valid unless executed in writing by authorized signatories of all Parties.

15.7          Waiver.  The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

15.8          Force Majeure.  In the event that performance of the obligations of a Party hereunder are prevented by events beyond their reasonable control, including, but not limited to, acts of God, regulations or acts of any governmental authority, war, civil commotion, strikes, or other labor disturbances, epidemics, fire, earthquakes, storms or other catastrophes of a similar nature, the affected Party will promptly notify the other Party of such event using the procedure defined herein, and the Parties shall be relieved of their respective obligations hereunder to the extent that the performance of such obligations is actually prevented thereby.  During the existence of any such condition, the affected Party shall, nevertheless, use its best efforts to remove the cause thereof and resume performance of its obligations hereunder.  The period of performance shall be extended for the Party who is unable to perform due to Force Majeure reasons by a period of time equal to the length of the period during which the Force Majeure reason exists or for a longer period if required to meet the requirements of the Study Protocol.

15.9          Counterparts.  It is understood that this Agreement may be executed in one or more counterpart copies, each of equal dignity, which when joined, shall together constitute one Agreement.  In the event of execution by exchange of facsimile or electronic signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that facsimile or .pdf signed copies will constitute evidence of this Agreement.
15.10          Export Control.  Notwithstanding any other provision of this Agreement, it is understood that the Parties are subject to, and shall comply with, applicable United States laws, regulations, and governmental requirements and restrictions controlling the export of technology, technical data, computer software, laboratory prototypes, and other commodities, information and items (individually and collectively, “Technology and Items”), including without limitation, the Arms Export Control Act, the Export Administration Act of 1979, relevant executive orders, and United States Treasury Department embargo and sanctions regulations, all as amended from time to time (“Restrictions”) and that the Parties’ obligations hereunder are contingent on compliance with applicable Restrictions.

15.11          Choice of Law.  Any disputes or claims arising under this Agreement shall be governed by the laws of the State of Texas.

15.12          MD Anderson is an agency of the State of Texas and under the constitution and the laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas.  Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas.  Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of MD Anderson to agree to such provision, then that provision will not be enforceable against MD Anderson or the State of Texas.

[Signatures on Following page]

In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective          of the Effective Date.

The University of Texas M. D. Anderson Cancer	Nanobiotix S.A.
Date:	Date: 24/01/20
/s/ Ben Melson	/s/ Philippe Mauberna
Name: Ben Melson	Name: Philippe MAUBERNA
Title: Sr. Vice President and Chief Financial Officer	Title: Chief Financial Officer

Exhibit I

STRATEGIC COLLABORATION AGREEMENT - STUDY SCHEDULE

[Omitted]

[Omitted]

[Omitted]

[Omitted]